Exhibit 99.2

Galil Medical/Perseon Corporation Tender Offer Update
Conference Call

Operator
Good morning and thank you for joining us today to discuss an update to Galil Medical's tender offer for the shares of common stock and publicly traded warrants of Perseon Corporation, followed by a merger of Galil and Perseon under Delaware law.  (Operator instructions.)  Please note this call is being recorded.  I would now like to turn the call over to Tricia Ross of Financial Profiles.

Tricia Ross, Investor Relations
Thank you, operator. With me today are Marty Emerson, President and CEO of Galil Medical and Clint Carnell, President and CEO of Perseon Corporation.

Before we get started, I want to provide contact information for any questions or requests for assistance regarding the tender offer.  Please contact Morrow & Co., the information agent for the offer, at 855-264-1296 or perseon.info@morrow.com.

We encourage our shareholders and warrantholders to read the Tender Offer Statement on Schedule TO filed by Galil with the SEC, and the Solicitation/Recommendation Statement on Schedule 14d-9 filed by Perseon with the SEC, both on November 5, 2015.  The Schedule TO and Schedule 14d-9 are both available for free at the SEC's website at www.sec.gov.

Galil Medical/Perseon Corporation Tender Offer Update

I would also like to remind you that comments made during this conference call that are not based on historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Certain matters discussed today, including the timing of and satisfaction of conditions of the tender offer and the merger, whether any of the anticipated benefits of the merger will be realized, future revenues, future competitive positioning and business synergies, future market demand, future benefits to stockholders, and Perseon's future financial position are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors found in our Quarterly Report on Form 10-Q for the period ended September 30, 2015, our Transition Report on Form 10-K for the period ended December 31, 2014 and our other filings with the SEC. These forward-looking statements speak only as of the date on which statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date except as required by law.

I will now turn the call over to Marty Emerson, President and CEO, Galil Medical. Marty?

Marty Emerson, President and CEO, Galil Medical

Thank you, Tricia and good morning everyone.  The purpose of today's call is to provide you with a brief update on the tender offer, and discuss Perseon's current financial position.

Galil Medical/Perseon Corporation Tender Offer Update

As most of you know by now, Galil Medical is a global leader in delivering innovative cryotherapy ablation solutions to treat both cancerous and non-cancerous tumors.  On October 27th, we announced a definitive agreement to acquire Perseon Corporation, a leading provider of microwave ablation solutions to treat cancer.

We are extremely excited about this acquisition, which we believe will propel us to a market leadership position in minimally invasive ablation treatment of cancerous and non-cancerous tumors.  We believe our combined offering will deliver a more powerful tool kit, of both cold and heat ablation solutions, which will benefit our growing base of interventional oncologists.  We see a wide variety of applications for our solutions in treating both cancerous and non-cancerous tumors and a tremendous opportunity to scale sales of both solutions.

As we announced on October 27th, under the terms of the agreement, Galil Medical will pay Perseon shareholders $1.00 per share of common stock in cash, plus $0.02 per publicly traded warrant, for a total transaction value of approximately $10.6 million dollars.  The transaction has been approved by the boards of directors of both companies.

As you know, the completion of this deal is subject to a financing condition.  Earlier today, we announced that we are extending the tender offer for an additional 10 business days to December 21st to provide additional time to facilitate due diligence efforts of potential investors for the financing needed to complete the deal as negotiated with Perseon's Board.

Galil Medical/Perseon Corporation Tender Offer Update

We are very excited about the combination of our two companies to create a leadership position in minimally invasive ablation treatment of tumors and we look forward to satisfying the financing condition needed to move forward with the tender offer and acquisition.

Now, I'd like to introduce Clint Carnell, President and CEO of Perseon.  Clint?

Clint Carnell, President and CEO, Perseon

Thank you, Marty.  We are delighted at the prospect of joining Galil Medical.  We view Galil as the ideal partner to enable Perseon to achieve scale by increasing sales of our microwave ablation solution. Our companies are closely aligned in our commitment to investing in robust product development pipelines and clinical research to expand the current market for ablation procedures and stay at the forefront of ablation technology.

I want to provide an update on Perseon's financial condition and emphasize that without this tender offer and merger, it will be very difficult for Perseon to operate at all as a stand-alone entity.  As of November 30, 2015, we had $1,297,063  in cash and cash equivalents and we expect these resources to support our operations only for the next two months. If this transaction is not completed, we will not have sufficient liquidity to sustain operations and the most likely outcome would be a bankruptcy filing.  In such a scenario, Perseon's shareholders and warrantholders would likely receive no value for their ownership position.

Galil Medical/Perseon Corporation Tender Offer Update

Aside from the tender offer from Galil, there are currently no other viable financing options or transaction opportunities available to us.  The  transaction with Galil provides the best opportunity for Perseon to continue operations and pursue our mission to fight cancer, humanity's worst disease, and Perseon's board has determined that such transaction is in the best interest of Perseon and its shareholders.

We urge all holders of Perseon shares and publicly traded warrants to accept the tender offer, realize cash value for your investment, and enable our important work to continue.

Thank you.

Tricia Ross, Investor Relations
This concludes today's conference call.  Again, I want to provide contact information for any questions or requests for assistance regarding the tender offer.  Please contact Morrow & Co., the information agent for the offer, at 855-264-1296 or perseon.info@morrow.com.  They will be able to address all your logistical and scenario questions.  Thank you.

Galil Medical/Perseon Corporation Tender Offer Update